Code of Business Conduct and Ethics (“Ethics Code”) Applicable to the Directors, Officers and Employees (collectively, “Employees”) of EDGE RESOURCES INC., its Subsidiaries and Affiliates (collectively, “EDGE”)

1.	Statement of Purpose

This Ethics Code extends to all Employees of EDGE. Employees include full time, part-time and temporary Employees and full time contractors of EDGE.

Employees will be provided with a copy of this Ethics Code and will be required to acknowledge, through their signature, their understanding and acceptance of compliance as a term of employment. Any Employee who violates this Ethics Code may face disciplinary action up to and including termination of their employment for just cause with EDGE without notice or payment in lieu of notice. Each Employee is expected to review this Ethics Code annually to satisfy themselves that they have adhered to the stated principles and standards.

In carrying out their duties, Employees of EDGE are expected to act honestly and in good faith with a view to the best interests of EDGE and its stakeholders. To this end, EDGE has committed to maintain a high standard of Corporate Governance that incorporates the principles of good conduct and high ethical behavior.  Accordingly, the following principles for business conduct and ethical behavior have been adopted.

2.	Compliance with Laws, Rules and Regulations

Employees will conduct the business of EDGE in compliance with laws, rules, regulations and other legal requirements applicable wherever EDGE is carrying on business.

No Employee shall directly or indirectly give, offer or agree to give or offer a loan, reward, advantage or benefit of any kind to a foreign public official or to any person for the benefit of a foreign public official in contravention of the Corruption of Foreign Public Officials Act.

Employees must comply with all laws prohibiting improper payments to Canadian, U.S. and non-Canadian or U.S. officials, including the U.S. Foreign Corrupt Practices Act of 1977.

These laws can be complicated and result in serious and adverse enforcement proceedings against EDGE if they are violated.  If any employee is in doubt about whether a particular practice may violate such laws, such employee should contact the Corporate Secretary.

Employees shall adhere to EDGE’s Insider Trading Policy with respect to buying or selling shares of EDGE.

3.	Conflicts of Interest

Employees shall conduct their business affairs in a manner that ensures their private or personal interests do not interfere with the interests of EDGE including conflicts relative to personal, financial, or other gain. Should conflicts arise, or be perceived to arise, disclosure shall be made in an appropriate manner and the disclosing Employee shall not participate in any decision or action in which there is a conflict. It is not always easy to determine whether a conflict of interest exists, so any potential conflict of interest must be reported immediately to senior management, a supervisor or a member of human resources.

4.	Fair Dealing

The conduct required by fair dealing requires honesty in fact and the observance of reasonable commercial standards of fair dealing. Employees should endeavor to deal fairly with EDGE’s stakeholders. No Employee should do anything that could be interpreted as being dishonest or outside reasonable commercial standards of fair dealing.

5.	Confidentiality

Employees shall maintain the confidentiality of information entrusted to them except in circumstances where disclosure is authorized or legally mandated.  Confidential information shall not be used for personal gain. Confidential information includes all non-public information that may be of use to competitors or harmful to EDGE or its customers or Employees if disclosed.  It includes information deemed to be proprietary to EDGE, whether patented or not. It includes information that suppliers and customers have entrusted to us. Employees who leave EDGE retain the ongoing obligation to keep such information confidential. Employees of EDGE shall adhere to EDGE’s Corporate Disclosure Policy.

6.	Protection and Proper Use of EDGE’s Assets

Employees shall ensure that EDGE’s assets are protected and properly used for legitimate business purposes. Any suspected incidents of fraud or theft should be immediately reported to that person’s supervisor or as detailed in paragraph 11 of this Ethics Code.

7.	Corporate Opportunities

Employees owe a duty to advance EDGE’s legitimate interests whenever an opportunity arises and are prohibited from:

a) taking personal advantage of opportunities discovered through the use of EDGE’s assets, property, information or their position that would be contrary to EDGE’s interests;

b) using or deploying EDGE’s assets, property, or information or their position for personal gain; and

c) competing with EDGE.

Employees shall protect EDGE’s assets in a manner that could be reasonably expected from them, and EDGE’s managers are specifically responsible for establishing and maintaining appropriate internal controls to safeguard EDGE’s assets against loss from unauthorized or improper use or disposition.

8.	Reporting Integrity

No false, artificial or misleading entries in the books, records and documents of EDGE shall be knowingly made for any reason and no Employee shall engage in any arrangement that results in such prohibited acts. All periodic reports filed by EDGE shall be in accordance with EDGE’s Corporate Disclosure Policy and will include full, fair, accurate, timely and understandable disclosure.

9.	Encouraging the Reporting of Any Illegal or Unethical Behavior

Employees are encouraged to promote ethical behavior in things they do and to ensure a healthy, ethical workplace. Violations of laws, rules, regulations or this Ethics Code are to be reported on the basis set forth in paragraph 11 of this Ethics Code.

Management shall not retaliate against any Employee who reports, in good faith, on any matter which is in contravention of this Ethics Code.

EDGE’s directors will not knowingly allow any retaliation by officers or management in respect of reports made in good faith by any Employee.

10.	Waivers

Employees whose conduct or actions have failed to meet, or whose conduct or actions may not meet the principles and standards set out in this Ethics Code must immediately report the failure to the Chairman of the Audit Committee.  If the reporting contains a request for a waiver of such conduct, that request shall be filed with the Chairman of the Audit Committee for review and recommendation by that Committee.  The Chairman of the Audit Committee shall examine the circumstances related to the failure and the requested waiver and make an appropriate recommendation to the Board of Directors. EDGE will promptly disclose waivers of this Ethics Code as required by law or stock exchange regulations.

11.	How to Raise a Concern

If an Employee becomes aware of a breach or possible breach of applicable laws, rules or regulations or of this Ethics Code, that Employee is expected to report such.

The report should be made to their immediate supervisor, if appropriate.  If the Employee is of the view that it would be more appropriate under the circumstances to take the breach or possible breach of this Ethics Code or other laws, rules or regulations to higher levels, due to either the nature of the breach or, if earlier reports through normal channels have not been acted upon, then that Employee has the right to directly contact the Chairman of the Audit Committee to report suspected illegal or improper activities within EDGE. Employees need not identify themselves.

To have messages delivered directly to the Chairman of the Audit Committee, Employees can use any of the following methods:

1.  Email – ethics@edgeres.com to send a message directly to the Audit Committee.  To use this system with complete anonymity, employees should use a non-identifiable email address, such as Hotmail.com or Yahoo.com.

2. VoiceMail – Call (403) 571 8015 to leave a message with the Corporate Secretary.

This Ethics Code does not address all of the situations you may encounter.  There may be occasions where you are confronted by circumstances not covered by policy or procedure and where you must make a judgment as to the appropriate course of action.  In those circumstances you are encouraged to use common sense, and to contact senior management, a supervisor or a member of human resources for guidance.

I hereby acknowledge that I have read, understood and will comply with the above Code of Business Conduct and Ethics.

Name (please print)

Signature

Date

Approved by the Board of Directors June 25, 2009